Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 26, 2021, with respect to the consolidated financial statements of Terran Orbital Corporation, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

November 26, 2021